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Exhibit 99


Contact:                                             For Immediate Release
Carol Jones and Lewis Foulke
First Washington State Bank
(609) 426 - 1000

           First Washington FinancialCorp Reports Impressive Earnings

(Windsor, New Jersey, November 2, 2001) -- First Washington FinancialCorp (OTCBB: "FWFC"), parent company of First Washington State Bank is pleased to report net income of $1.98 million for the first nine months of this year or $0.77 per basic share and $0.74 per diluted share. These results represent a 17.0% increase over the $1.69 million or $0.66 per basic share and $0.63 per diluted share reported for the nine months ended September 2000.

Total assets increased to $309.3 million up from $265.1 million, a year ago, an increase of $44.2 million or 16.7%.

Total loans increased $30.4 million to $179.8 million. This represents a 20.3% increase over total loans at September 30, 2000. Total deposits increased to $272.1 million from $239.7 million at September 30, 2001, a 13.5% increase in the last twelve month period.

"We are very proud of our third quarter earnings", said Mr. Abraham Opatut, Chairman of the Board. "Such growth is truly impressive, especially considering the economic slowdown and interest margin pressure that have negatively affected so many financial institutions."

Mr. C. Herbert Schneider, President and CEO of First Washington FinancialCorp and First Washington State Bank, stated, "The Bank is currently experiencing a high volume in new mortgage and mortgage refinancing activity. We feel this abundance of activity is a reflection of the lower interest rates and our customers desire for the convenient and personal service they receive at First Washington State Bank."

First Washington FinancialCorp, is the parent company of First Washington State Bank, which operates through its headquarters in Windsor, NJ, and 11 branch offices in Mercer, Monmouth and Ocean Counties. The Bank has entered into an agreement with Congilose and Associates to offer financial planning, insurance and investment products. In addition the Bank has formed a relationship with Leasing Partners to offer commercial customers greater financing flexibility. Finally, the Bank owns a 50% limited partnership interest in Windsor Title Agency, LP, a full service title insurance agency. For more information on First Washington State Bank call (800) 992-FWSB or visit the Bank's web site at www.FWSB.com.

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